UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2011

Associated Banc-Corp

(Exact name of registrant as specified in its charter)

Wisconsin	001-31343	39-1098068
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Hansen Road, Green Bay, Wisconsin		54304
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 920-491-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 28, 2011, Associated Banc-Corp (the “Company”) amended and restated the Associated Banc-Corp Change of Control Plan (the “Change of Control Plan”). On September 14, 2011, the Company repurchased from the United States Department of the Treasury all of the remaining shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued under the Troubled Asset Relief Program (“TARP”). As a result, the limitations on executive compensation under TARP no longer apply to the Company’s executive compensation arrangements, and the benefits under the Change of Control Plan automatically became available to the Company’s Named Executive Officers and its next five most highly compensated employees, including the Company’s President and Chief Executive Officer who is entitled pursuant to his employment agreement to participate in benefits regularly and generally provided to other senior executives (which includes benefits under the Change of Control Plan) when the TARP requirements no longer apply.

In anticipation of the TARP repayment, the Company’s Compensation and Benefits Committee (the “Committee”), with the assistance of its compensation consultant, Pay Governance LLC, undertook a review and evaluation of the Change of Control Plan, which had not been significantly updated since its original adoption in 1993. The Committee’s objective was to bring the terms of the Change of Control Plan in line with current compensation practices, maintain change of control benefits within competitive market ranges and enhance the consistency of the terms of the Change of Control Plan with the Company’s 2010 Incentive Compensation Plan (the “Incentive Plan”), which was approved by shareholders in April 2010. As a result of its review and evaluation, the Committee adopted amendments to the Change of Control Plan on September 28, 2011 which include the following:

•

Limits eligibility to participate in the Change of Control Plan to the Chief Executive Officer and other executive officers designated by the Chief Executive Officer, which resulted in 11 employees no longer being eligible to participate in the Plan. As of September 28, 2011, a total of 16 executive officers, including the Named Executive Officers, are designated to participate in the Change of Control Plan.

•

Changes the benefit of the Chief Executive Officer relating to his incentive bonus from payment of a lump sum equal to two times his target incentive bonus to payment of an amount equal to three times his target bonus in installments over three years.

•	Revises the definition of a “change of control” to increase the required thresholds to trigger a change of control consistent with the definition of a “change of control” in the Incentive Plan.

•

Maintains the “double trigger” that requires both a change of control and a qualifying termination of employment for benefits under the Change of Control Plan, while reducing the period for a qualifying termination to trigger benefits from three years after a change of control to two years after a change of control.

•

Expands the circumstances which constitute “cause” for the Company to terminate the employment of a participant without triggering benefits consistent with the definition of “cause” in the Incentive Plan, and narrows the circumstances which constitute “good reason” for a participant to resign and receive benefits.

•	Requires a participant to execute a non-disparagement, non-solicitation and non-competition agreement as a condition to receiving benefits under the Change of Control Plan.

•

Eliminates a mitigation provision which reduced benefits provided in the Change of Control Plan by the amount of compensation a participant would receive by obtaining other employment during the applicable benefit period.

•

Adds a provision with respect to “excess parachute payments” under Section 280G of the Internal Revenue Code which reduces amounts payable to a participant to the extent it would not reduce the participant’s net after-tax payment. The Change of Control Plan does not provide for any obligation by the Company to make any tax gross-up payments.

•

Clarifies that the benefit which provides for payments in lieu of continued participation in retirement programs includes the Company’s Supplemental Executive Retirement Plan or, in the case of the President and Chief Executive Officer, the supplemental retirement benefits in his employment agreement (the “SERP Benefits”).

A description of the terms and conditions of the Change of Control Plan, together with the estimated value as of December 31, 2010 of benefits under the Change of Control Plan for Named Executive Officers other than the President and Chief Executive Officer, is set forth in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 3, 2011 and is incorporated herein by reference. Assuming a separation of employment following a change of control triggering benefits under the Change of Control Plan as of September 28, 2011, the estimated maximum amount of benefits that the President and Chief Executive Officer would be entitled to receive under the Change of Control Plan is $4,941,219, consisting of $3,744,000 for salary continuation benefits, $0 for incentive bonus, $39,379 for the medical, dental and life insurance benefits, $139,200 for accrued vacation, $20,000 for outplacement benefits and $998,640 for retirement plan benefits.

The foregoing summary of the Change of Control Plan, as restated effective September 28, 2011, does not purport to be complete and is qualified in its entirety by reference to the Change of Control Plan, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Associated Banc-Corp Change of Control Plan, Restated Effective September 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED BANC-CORP

September 29, 2011	By:	/s/ BRIAN R. BODAGER
	Name:	Brian R. Bodager
	Title:	General Counsel & Corporate Secretary